LETTER AGREEMENT

State Street Bank and Trust Company

P.O. Box 1713

Boston, MA 02105

Re:	Amended and Restated Yield Calculation Services Agreement

Pursuant to Section 10 of the Amended and Restated Yield Calculation Services Agreement between Russell Investment Company (“RIC”) and State Street Bank and Trust Company (“State Street”), dated August 1, 2006 (the “Agreement”), RIC advises you that it is creating Class A and Class Y Shares of the Russell U.S. Growth Fund (the “New Classes”). RIC desires for State Street Bank and Trust Company to compute the performance results of the New Classes pursuant to the terms and conditions of the Agreement. The fees to be charged by you in return for your services are set forth in the Agreement.

Please indicate your acceptance to amend the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this      day of         , 2012.

STATE STREET BANK AND TRUST COMPANY

By:
Its: